Exhibit 10.9
2009 Long-Term Incentive Award Plan of
Walter Investment Management Corp.
Restricted Stock Unit Award Agreement

2009 Long-Term Incentive Award Plan of
Walter Investment Management Corp.
Restricted Stock Unit Award Agreement
You have been selected to receive a grant of Restricted Stock Units (“RSUs”) pursuant to the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp. (the “Plan”) as specified below:
Participant: Stuart Boyd
Date of Grant: January 4, 2010
Number of RSUs Granted: 8,497
Settlement Date: January 4, 2013
Vesting Schedule: The RSUs shall vest according to the following schedule:

Date on Which RSUs Vest	Number of RSUs Vested	Cumulative Number of RSUs Vested

January 4, 2011	One-Third	One-Third
January 4, 2012	One-Third	Two-Thirds
January 4, 2013	One-Third	100%
THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of RSUs by Walter Investment Management Corp., a Maryland corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.
The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1.	Employment With the Company. Except as may otherwise be provided in Section 5 or 6, the RSUs granted hereunder are granted on the condition that the Participant remains an employee of the Company from the Date of Grant through (and including) the Settlement Date.
This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted RSUs or other Awards in the future under the Plan.

2.	Timing of Payout. Payout of all RSUs shall occur as soon as administratively feasible after the earlier of the Settlement Date, the Participant’s death, or a Change in Control unless a Participant irrevocably elects to voluntarily defer the payout of RSUs to a specific date or event as approved by the Compensation Committee and in compliance with 409A.
3.	Form of Payout. Vested RSUs will be paid out solely in the form of shares of stock of the Company.
4.	Voting Rights and Dividend Equivalents. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. However, the Company will pay Dividend Equivalents on the RSUs, in the form of cash at such time as dividends are paid on the Company’s outstanding shares of Common Stock.
5.	Termination of Employment.
(a)	By Death. In the event the employment of the Participant with the Company is terminated by reason of Death prior to becoming partially or fully vested without restriction in all or a portion of the RSUs, Participant shall become immediately fully vested without restriction in all RSUs granted pursuant to this Agreement.

(b)	By Disability or Retirement. In the event the employment of the Participant with the Company is terminated by reason of Disability or Retirement prior to becoming partially or fully vested without restriction in all or a portion of the RSUs, Participant shall become immediately fully vested without restriction in all RSUs granted pursuant to this Agreement.

For purposes of this Agreement, (a) Disability shall be defined as a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include; and (b) Retirement shall mean, Participant’s voluntary termination of employment after such time as either, Participant has reached the age of 60, or the sum of Participant’s age and years of service with the Company (inclusive of years served with any predecessor or successor companies to the Company) exceeds 70; provided that, in either case, Participant provides the Company with at least 6 months written notice of Participant’s intention to retire, or such lesser time as the Company may agree.

(c)	For Cause. In the event the employment of the Participant with the Company is involuntarily terminated for Cause, all vested and unvested RSUs shall be forfeited.

For purposes of this Agreement, Cause means the Participant’s:
i)	Willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s Disability or Retirement), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed such duties, and the Executive has failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Company or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days;

ii)	Conviction of, or plea of guilty or nolo contendere, to any felony which, in the discretion of the Compensation and Human Resources Committee of the Company’s Board of

Directors, is materially injurious to the Company or its reputation or which compromises the Executive’s ability to perform the Executive’s job function, or any other crime involving moral turpitude or the personal enrichment of the Executive at the expense of the Company;

iii)	Willful violation of any of the covenants contained in the Participant’s employment agreement (e.g., Noncompete, Nonsolicitation, Confidentiality, etc.), as applicable;

iv)	Act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

v)	Engaging in any act that is intended, or may be reasonably expected, to harm the reputation, business prospects, or operations of the Company.
For purposes of this Section 3, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

(d)	For Other Reasons. Subject to the Compensation and Human Resource Committee’s (the “Committee”) discretion, if the employment of the Participant shall terminate for any reason other than the reasons set forth in this Section 5(a) through 5(c) herein, the Participant shall forfeit the unvested portion of the RSU Award.
6.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company and prior to the Participant’s termination of employment, the Participant shall become immediately fully vested without restriction in all RSUs granted pursuant to this Agreement.

7.	Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan.

8.	Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

9.	Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

11.	Miscellaneous.
(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy the minimum statutory required withholding for federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Maryland.

(h)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(i)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Walter Investment Management Corp.
By:

ATTEST:

Participant

Participant’s name and address: